AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment, effective as of April 30, 2013, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 4, 2003, as amended August 12, 2005, August 11, 2006, April 23, 2007, September 15, 2008, November 30, 2009, May 19, 2011, and November 30, 2011, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into this Agreement, wherein Matthews agreed to provide certain services to the Trust;

WHEREAS, the Parties wish to amend Appendix A of the Agreement to provide for the addition of two separate series of the Trust with an initial term until August 31, 2015;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

a)	The addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund on the attached amended Appendix A.

b)	Paragraph 5 of the Agreement is hereby amended in its entirety to read as follows:

5.          Term.    This Agreement shall become effective on the date specified herein and shall remain in effect until August 31, 2004, unless sooner terminated as provided in Paragraph 6 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, however, that the Expense Cap with respect to Matthews Asia Growth Fund, Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Asia Science and Technology Fund, Matthews China Fund, Matthews India Fund, Matthews Japan Fund, Matthews Korea Fund, Matthews Asia Dividend Fund and Matthews Asia Small Companies Fund shall remain in effect until August 31, 2012 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, further, that the Expense Cap with respect to Matthews China Dividend Fund shall remain in effect until August 31, 2013 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, further, that the Expense Cap with respect to Matthews China Small Companies Fund and Matthews Asia Strategic Income Fund shall remain in effect until August 31, 2014 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); and provided, further, that the Expense Cap with respect to Matthews Asia Focus Fund and Matthews Emerging Asia Fund shall remain in effect until August 31, 2015 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Funds at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Appendix A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL
CAPITAL MANAGEMENT, LLC

By	/s/ John P. McGowan	By	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President	Title:	Chief Executive Officer
Date:	April 30, 2013	Date:	April 30, 2013

Appendix A
(updated April 30, 2013)

Fund		Operating Expense Limit	Effective Date

•	Matthews Asia Growth Fund	1.90%	October 31, 2003

•	Matthews Asia Dividend Fund	1.50%	August 11, 2006

•	Matthews Pacific Tiger Fund	1.90%	September 12, 1994

•	Matthews Asian Growth and Income Fund	1.90%	September 12, 1994

•	Matthews Asia Science and Technology Fund	2.00%	December 27, 1999

•	Matthews China Fund	2.00%	February 19, 1998

•	Matthews India Fund	2.00%	August 12, 2005

•	Matthews Japan Fund	2.00%	December 31, 1998

•	Matthews Korea Fund	2.00%	April 3, 2002

•	Matthews Asia Small Companies Fund	2.00%	September 15, 2008

•	Matthews China Dividend Fund	1.50%	November 30, 2009

•	Matthews China Small Companies Fund	2.00%	May 31, 2011

•	Matthews Asia Strategic Income Fund – Institutional Class	1.25%	November 30, 2011

•	Matthews Asia Strategic Income Fund – Investor Class	1.25%[1]	November 30, 2011

•	Matthews Asia Focus Fund – Institutional Class	1.75%	April 30, 2013

•	Matthews Asia Focus Fund – Investor Class	1.75%[1]	April 30, 2013

•	Matthews Emerging Asia Fund – Institutional Class	2.00%	April 30, 2013

•	Matthews Emerging Asia Fund – Investor Class	2.00%[1]	April 30, 2013

1 Operating Expense Limit for the Investor Class of the Matthews Strategic Income Fund, Matthews Asia Focus Fund and Matthews Emerging Asia Fund excludes those certain shareholder servicing fees payable by these Funds to third party intermediaries that exceed the amount of those fees (expressed as a difference in the total operating expenses percentage) incurred by the Institutional Class of these Funds. For example, if those fees are 0.07% for the Institutional Class and 0.22% for the Investor Class, then that 0.15% difference would increase the expense cap to 1.40% (1.25% plus 0.15%), 1.90% (1.75% plus 0.15%) and 2.15% (2.00% plus 0.15%) for the Investor Class of the Matthews Strategic Income Fund, Matthews Asia Focus Fund and Matthews Emerging Asia Fund, respectively.